Exhibit T3E-2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
In re:	:	Chapter 11
:
WEATHERFORD INTERNATIONAL PLC, et al.,	:	Case No. 19-[ ]
:
Debtors. (1)	:	(Joint Administration Requested)
:
x

JOINT PREPACKAGED PLAN OF REORGANIZATION

FOR WEATHERFORD INTERNATIONAL PLC AND ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP

Timothy A. (“Tad”) Davidson II (No. 240112503)	George A. Davis (pro hac vice pending)
Ashley L. Harper (No. 24065272)	Keith A. Simon (pro hac vice pending)
600 Travis Street, Suite 4200	David A. Hammerman (pro hac vice pending)
Houston, Texas 77002	Annemarie V. Reilly (pro hac vice pending)
Telephone: (713) 220-4200	Lisa K. Lansio (pro hac vice pending)
Facsimile: (713) 220-4285	885 Third Avenue
New York, New York 10022
Telephone: (212) 906-1200
Facsimile: (212) 751-4864

Proposed Counsel for the Debtors and Debtors-in-Possession

Dated:    June 28, 2019

Houston, Texas

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME.  THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  IN THE EVENT THE CHAPTER 11 CASES ARE COMMENCED, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1126(b) AND 1125(g) OF THE BANKRUPTCY CODE; (2) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.  THE DEBTORS RESERVE THE RIGHT TO CONSUMMATE THE RESTRUCTURING TRANSACTIONS WITHOUT COMMENCING ANY CHAPTER 11 CASES.

(1)  The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Weatherford International plc (6750); Weatherford International Ltd. (1344); and Weatherford International, LLC (5019).  The location of the Debtors’ main corporate headquarters and the Debtors’ service address is: 2000 St. James Place, Houston, TX 77056.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS			1

A.	Rules of Interpretation; Computation of Time		1
B.	Defined Terms		2

ARTICLE II. ADMINISTRATIVE, DIP FACILIty, AND PRIORITY TAX CLAIMS			20

A.	Administrative Claims		20
	1.	Professional Fee Claims	20
B.	DIP Facility Claims		21
C.	Priority Tax Claims		21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS			22

A.	Summary		22
B.	Classification and Treatment of Claims and Equity Interests		23
	1.	Class 1 - Other Priority Claims	23
	2.	Class 2 - Other Secured Claims	24
	3.	Class 3 - Secured Tax Claims	24
	4.	Class 4 — Prepetition Revolving Credit Claims	25
	5.	Class 5 — Prepetition Term Loan Claims	26
	6.	Class 6 — Prepetition A&R Claims	26
	7.	Class 7 - Prepetition Notes Claims	26
	8.	Class 8 — General Unsecured Claims	28
	9.	Class 9 — Intercompany Claims	28
	10.	Class 10 — Existing Common Stock	29
	11.	Class 11 — Intercompany Equity Interests	29
	12.	Class 12 — Unexercised Equity Interests	29
C.	Special Provision Governing Unimpaired Claims		30
D.	Elimination of Vacant Classes		30

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN			30

A.	Presumed Acceptance of Plan		30
B.	Presumed Rejection of Plan		30
C.	Voting Classes		30
D.	Acceptance by Impaired Class of Claims		31
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down		31
F.	Votes Solicited in Good Faith		31

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN			31

A.	Restructuring Transactions		31
B.	Continued Corporate Existence		33
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims		33

i

D.	Exit Facility Loan Documents		33
E.	New Senior Unsecured Notes Indentures		34
F.	New Common Stock; Book Entry		34
G.	Listing of New Securities and Transfer Restrictions		34
H.	New Registration Rights Agreement		35
I.	New Management Incentive Plan		35
J.	New Warrants		35
K.	Plan Securities and Related Documentation; Exemption from Securities Laws		35
L.	Release of Liens and Claims		36
M.	Corporate Governance Documents of the Reorganized Debtors		36
N.	Directors and Officers of the Reorganized Debtors		37
O.	Corporate Action		37
P.	Cancellation of Notes, Certificates and Instruments		38
Q.	Existing Equity Interests		39
R.	Sources of Cash for Plan Distributions		39
S.	Funding and Use of Professional Fee Claim Reserve		40
T.	Payment of Fees and Expenses of Certain Creditors		40
U.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee		40
V.	Tranche B Equity Conversion and Overallotment Rights		41
W.	Rights Offering		42

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			42

A.	Assumption of Executory Contracts and Unexpired Leases		42
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases		43
C.	Rejection of Executory Contracts and Unexpired Leases		45
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases		45
E.	D&O Liability Insurance Policies		45
F.	Indemnification Provisions		46
G.	Employment Plans		46
H.	Insurance Contracts		46
I.	Extension of Time to Assume or Reject		46
J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements		47

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS			47

A.	Distributions for Claims Allowed as of the Effective Date		47
B.	No Postpetition Interest on Claims		47
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent		48
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions		49
	1.	Record Date for Distributions	49
	2.	Delivery of Distributions in General	49
	3.	Minimum Distributions	49
	4.	Undeliverable Distributions	50
E.	Compliance with Tax Requirements		51
F.	[Intentionally Omitted]		51
G.	Means of Cash Payment		51
H.	Timing and Calculation of Amounts to Be Distributed		51
I.	Setoffs		52

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND EQUITY INTERESTS			52

A.	Resolution of Disputed Claims and Equity Interests		52
	1.	Allowance of Claims and Equity Interests	52
	2.	Prosecution of Objections to Claims and Equity Interests	53
	3.	Claims Estimation	53
	4.	No Filings of Proofs of Claim or Equity Interests	53
B.	No Distributions Pending Allowance		54
C.	Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests		54
D.	Reserve for Disputed Claims and Disputed Equity Interests		55

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN			55

A.	Conditions Precedent to Confirmation		55
B.	Conditions Precedent to Consummation		55
C.	Waiver of Conditions		57
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation		58

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS			58

A.	General		58
B.	Release of Claims and Causes of Action		59
C.	Waiver of Statutory Limitations on Releases		61
D.	Discharge of Claims and Equity Interests		62
E.	Exculpation		62
F.	Preservation of Causes of Action		63
	1.	Maintenance of Causes of Action	63
	2.	Preservation of All Causes of Action Not Expressly Settled or Released	63
G.	Injunction		64
H.	Binding Nature Of Plan		64
I.	Protection Against Discriminatory Treatment		65
J.	Integral Part of Plan		65

ARTICLE XI. RETENTION OF JURISDICTION			65

ARTICLE XII. MISCELLANEOUS PROVISIONS			67

A.	Substantial Consummation		67
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses		67
C.	Statutory Committee		67
D.	Conflicts		68
E.	Modification of Plan		68
F.	Revocation or Withdrawal of Plan		68
G.	Successors and Assigns		69
H.	Reservation of Rights		69
I.	Further Assurances		69
J.	Severability		69

K.	Service of Documents	70
L.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	71
M.	Governing Law	71
N.	Tax Reporting and Compliance	71
O.	Schedules	71
P.	No Strict Construction	72
Q.	Entire Agreement	72
R.	Closing of Chapter 11 Cases	72
S.	2002 Notice Parties	72

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

WEATHERFORD INTERNATIONAL PLC AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Weatherford International plc; Weatherford International Ltd.; and Weatherford International, LLC (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors.  Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below).  The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.  Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters.  There also are other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules.  All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.                                     Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, will include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item will be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document will mean as it may be amended, modified or supplemented from time to time; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article XII.C of this Plan, the rights and obligations arising pursuant to this Plan will be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) except as otherwise specifically provided herein, any provision in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement will be in form and substance consistent in all respects with the Restructuring Support Agreement and subject to the consent and consultation rights of the parties thereto (as specified in the Restructuring Support Agreement) in all respects; (i) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to this Plan; (k) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein will, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (l) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules will have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (m) references to “shareholders,” “directors,” and/or “officers” will also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (n) all references to statutes, regulations, orders, rules of courts, and the like will mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated.  Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” will mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) will apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to this Plan will occur on a day that is not a Business Day, then such transaction will instead occur on the next succeeding Business Day.

B.                                     Defined Terms

Unless the context otherwise requires, the following terms will have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholder Committee” means that certain ad hoc committee of Holders of the Prepetition Notes represented by Akin Gump Strauss Hauer & Feld LLP and Evercore Group L.L.C.

“Ad Hoc Noteholder Committee Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Committee Professionals incurred in connection with the Chapter 11 Cases.

“Ad Hoc Noteholder Committee Professionals” means, collectively, (i) Akin Gump Strauss Hauer & Feld LLP, Arthur Cox, one local law firm (and, with the consent of the Debtors, more than one local law firm) in each relevant jurisdiction outside of the United States and England & Wales, as legal counsel to the Ad Hoc Noteholder Committee and (ii) Evercore Group L.L.C, as financial advisor to the Ad Hoc Noteholder Committee.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code other than the DIP Facility Claims, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases Allowed pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Cure Claim Amounts.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Weatherford Parent.

“Allowed” means, with respect to a Claim or Equity Interest:  (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan, including, without limitation, the DIP Facility Claims.

“Amended/New Corporate Governance Documents” means, as applicable, the amended and restated or new applicable corporate governance documents of the Reorganized Debtors in substantially the form Filed with the Plan Supplement, which documents will be acceptable to the Required Consenting Noteholders in their sole discretion.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Backstop Commitment Agreement” means that certain Backstop Commitment Agreement entered into by Weatherford Parent and the Backstop Parties prior to the Petition Date in the form attached to this Plan or to the Disclosure Statement or Filed with the Plan Supplement and in form and substance acceptable to the Backstop Parties.

“Backstop Parties” means those parties that agree to backstop the Rights Offering for the New Tranche A Senior Unsecured Notes pursuant to the Backstop Commitment Agreement, each in its respective capacity as such.

“Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims and Equity Interests entitled to vote will, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process, and which must be actually received by the Voting and Claims Agent on or before the Voting Deadline.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of the Judicial Code, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code that will be commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code that will be commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Register” means the official register of Claims and Equity Interests maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases, if any.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court (i) approving the Disclosure Statement and (ii) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which shall, to the extent required by the DIP Credit Agreement, be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the Required DIP Lenders.

“Consenting Noteholders” means those Holders of the Prepetition Notes that are party to the Restructuring Support Agreement as “Consenting Noteholders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) issued at any time and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail Policy” means that certain directors’ & officers’ liability insurance policy purchased by the Debtors on or about June, 2019.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“DIP Agent” means Citibank, N.A., or its duly appointed successor, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of June, 2019, by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Contingent Obligations” means all contingent obligations not due and payable under the DIP Financing Documents on the Effective Date, including any and all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Effective Date.

“DIP Facility” means the debtor-in-possession financing facility provided by the DIP Lenders consisting of a (i) up to $750,000,000 debtor-in-possession first lien revolving credit facility provided by certain lenders (the “DIP Revolver Loan”) and (ii) a $1,000,000,000 debtor-in-possession term loan facility provided by certain of the Consenting Noteholders and fully backstopped by certain of the Consenting Noteholders (the “DIP Term Loan”).

“DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Financing Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and all other “Obligations,” “Swap Obligations,” and “Banking Services Obligations” as defined in the DIP Credit Agreement.

“DIP Facility Liens” means the Liens securing the payment of the DIP Facility Claims.

“DIP Final Order” means the “Final Order” as defined in the DIP Credit Agreement.

“DIP Financing Documents” means the “Loan Documents” and the “Swap Agreements” as defined in the DIP Credit Agreement, as well as any documents evidencing “Banking Services Obligations” (as defined in the DIP Credit Agreement), and the DIP Orders, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Lenders” means the banks, financial, institutions, and other lenders party to the DIP Facilities from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent party to the DIP Credit Agreement from time to time.

“DIP Orders” means, collectively, the “Interim Order” as defined in the DIP Credit Agreement and the DIP Final Order.

“DIP Revolver Loan” has the meaning set forth in the definition of “DIP Facility”.

“DIP Required Lenders” shall mean the “Required Lenders” as defined in the DIP Credit Agreement.

“DIP Term Loan” has the meaning set forth in the definition of “DIP Facility”.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan Of Reorganization For Weatherford International plc And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of June 28, 2019 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim or Equity Interest, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan.  For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims, Allowed Prepetition Debt Claims and Allowed Prepetition Notes Claims, the DIP Agent, the Prepetition Agents, and the Prepetition Notes Indenture Trustee, respectively, will be and will act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions under this Plan, which date will be the Effective Date, subject to Article VII.D of this Plan. The Distribution Record Date shall not apply to securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article VII of this Plan and, as applicable, the customary procedures of DTC.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan, have been satisfied or waived in accordance with the terms of Article IX.

“Election Amount” has the meaning set forth in Article V.W of this Plan.

“Employment Plans” has the meaning set forth in Article VI.G of this Plan.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security or other ownership interest in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding units, shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and will include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests; and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Prepetition Agents; (d) the New Senior Unsecured Notes Indenture Trustee; (e) the DIP Agent; (f) the DIP Lenders; (g) the Prepetition Notes Indenture Trustee; (h) the Ad Hoc Noteholder Committee and the members thereof in their capacities as such; (i) the Consenting Noteholders; (j) the Backstop Parties; (k) the Distribution Agents; (l) the Exit Facility Lenders; (m) the Exit Facility Agent, and (n) with respect to each of the foregoing Entities in clauses (a) through (m), each such Entity’s Related Persons, in each case solely in their capacity as such.

“Exculpation” means the exculpation provision set forth in Article X.F hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Existing Common Stock” means all ordinary shares of $0.0001 each in share capital of Weatherford Parent issued and outstanding immediately prior to the Effective Date.

“Exit Facility” means the secured revolving credit facility in the principal amount of up to $1,000,000,000, including a letter of credit sublimit of $500,000,000, as contemplated under the Exit Facility Credit Agreement.

“Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.

“Exit Facility Credit Agreement” means the credit agreement, in substantially the form as Filed with the Plan Supplement, the terms and conditions of which are acceptable to the Debtors and the Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Exit Facility Lenders” means each of the lenders under the Exit Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Loan Documents” means the Exit Facility Credit Agreement, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Facility Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; DIP Facility Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means either a Prepetition Noteholder or an Entity holding a Claim or Equity Interest, as the context requires.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence as of the Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ and their respective Subsidiaries’ respective current and former directors, officers, and managers in their respective capacities as such.

“Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than five (5) Business Days after the Effective Date, when, subject to the “Treatment” sections in Article III hereof, distributions under this Plan will be made to Holders of Allowed Claims and Allowed Equity Interests; provided that any applicable distributions under this Plan on account of the DIP Facility Claims and the Prepetition Debt Claims will be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent will make its respective distributions as soon as practicable thereafter.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the

Debtors and all agreements, documents, or instruments relating thereto.  For the avoidance of doubt, each of the D&O Liability Insurance Policies will constitute an Insurance Contract.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Intercompany Equity Interest” means direct and indirect Equity Interests in a Debtor other than Weatherford Parent held by another Debtor or an affiliate of a Debtor.

“Irish Examinership Proceedings” means the examinership process under the Companies Act 2014 of Ireland (as amended) with respect to, and commenced by, Weatherford Parent.

“Irish Scheme of Arrangement” means the scheme of arrangement with respect to Weatherford Parent submitted by the examiner of Weatherford Parent in the Irish Examinership Proceedings which is in form and substance acceptable to the Required Consenting Noteholders, and, to the extent required by the DIP Credit Agreement, the DIP Agent and the DIP Required Lenders, and on terms consistent with this Plan in all material respects.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein.  A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which will be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

“New Board” means the initial board of directors of Reorganized Parent to be put in place on and as of the Effective Date in accordance with the Restructuring Support Agreement.

“New Common Stock” means the ordinary shares in the share capital of Reorganized Parent to be issued pursuant to this Plan and the Irish Scheme of Arrangement (and subject to the Restructuring Transactions) and the Amended/New Corporate Governance Documents.

“New Management Incentive Plan” means a post-Effective Date equity incentive plan providing for the issuance from time to time, as approved by the New Board, of equity and equity-based awards with respect to New Common Stock in the aggregate and on a fully-diluted basis, of up to five percent (5%) of the New Common Stock issued or to be issued as of the Effective Date.

“New Registration Rights Agreement” means the registration rights agreement with respect to the New Common Stock, in substantially the form Filed with the Plan Supplement, which agreement will contain terms and conditions as are acceptable to the Required Consenting Noteholders in their sole discretion.

“New Senior Unsecured Notes” means, collectively, the New Tranche A Senior Unsecured Notes and the New Tranche B Senior Unsecured Notes.

“New Senior Unsecured Notes Documents” means the New Senior Unsecured Notes, the New Senior Unsecured Notes Indentures, and other documents, contracts, and agreements entered into with respect, or in connection with, the New Senior Unsecured Notes Indentures.

“New Senior Unsecured Notes Indentures” means, collectively, the New Tranche A Senior Unsecured Notes Indentures and New Tranche B Senior Unsecured Notes Indentures.

“New Senior Unsecured Notes Indenture Trustee” means the indenture trustee under each of the New Senior Unsecured Notes Indentures.

“New Tranche A Senior Unsecured Notes” means the new senior unsecured notes to be issued by Reorganized Weatherford Delaware and Reorganized Weatherford Bermuda on the Effective Date pursuant to the Rights Offering in an aggregate principal amount of $1,250,000,000 which will have a five year maturity, the subscription for which in the Rights Offering, pursuant to the Backstop Commitment Agreement, will be fully backstopped by the Backstop Parties, and will have the terms set forth in the New Tranche A Senior Unsecured Notes Indentures.

“New Tranche A Senior Unsecured Notes Indentures” means the indenture or indentures governing the New Tranche A Senior Unsecured Notes, in substantially the form Filed with the Plan Supplement, which indenture or indentures will contain terms and conditions consistent with the Restructuring Support Agreement and otherwise acceptable to the initial holders of the New Tranche A Senior Unsecured Notes and the Debtors, and otherwise reasonably acceptable to the Required Consenting Noteholders.

“New Tranche B Senior Unsecured Notes” means the new senior unsecured notes to be issued by Reorganized Weatherford Delaware and Reorganized Weatherford Bermuda on the Effective Date in an aggregate principal amount of $1,250,000,000, which will have a seven year maturity and will have the terms set forth in the New Tranche B Senior Unsecured Notes Indentures.

“New Tranche B Senior Unsecured Notes Indentures” means the indentures governing the New Tranche B Senior Unsecured Notes, in substantially the form Filed with the Plan Supplement, which indentures will contain terms and conditions as are consistent with the Restructuring Support Agreement and otherwise acceptable to the Debtors and the Required Consenting Noteholders.

“New Warrants” means the warrants contemplated under the New Warrant Agreement.

“New Warrant Agreement” means the documents governing the New Warrants, Filed with the Plan Supplement, which will be consistent in all material respects with the New Warrant Term Sheet and reasonably acceptable to the Required Consenting Noteholders.

“New Warrant Term Sheet” means the term sheet attached to the Disclosure Statement.

“Non-Debtor Releasing Parties” means, collectively: (a) the Prepetition Agents; (b) the New Senior Unsecured Notes Indenture Trustee; (c) the DIP Agent; (d) the DIP Lenders; (e) the Prepetition Notes Indenture Trustee; (f) the Ad Hoc Noteholder Committee and the members thereof in their capacities as such; (g) the Consenting Noteholders; (h) the Backstop Parties; (i) the Distribution Agents; (j) the Exit Facility Lenders; (k) the Exit Facility Agent; (l) the Holders of Existing Common Stock and Unexercised Equity Interests that do not affirmatively opt out of the Release; and (m) the Prepetition Noteholders that are not party to the Restructuring Support Agreement and do not affirmatively opt out of the Release.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim or a DIP Facility Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, DIP Facility Claim, or Prepetition Credit Agreement Claim.

“Overallotment Right” has the meaning set forth in Article V.U of this Plan.

“Participating Holder” has the meaning set forth in Article V.U of this Plan.

“Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of Weatherford Parent.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time), which shall, to the extent required by the DIP Credit Agreement, be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the Required DIP Lenders.

“Plan Securities” has the meaning set forth in Article V.I of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.I of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which shall, to the extent required by the DIP Credit Agreement, be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders and are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Restructuring Support Agreement and to the extent required by the DIP Credit Agreement, in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the Required DIP Lenders.  The Exhibits and Plan Schedules (or substantially final forms thereof) will be Filed with the Bankruptcy Court at least seven (7) days prior to the Confirmation Hearing.

“Prepetition Agents” means, collectively, the Prepetition A&R Credit Agreement Agent, the Prepetition Revolving Credit Agreement Agent, and the Prepetition Term Loan Agreement Agent.

“Prepetition A&R Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 9, 2016, by and among Weatherford International Ltd., Weatherford International plc, WOFS Assurance Limited, the Prepetition A&R Credit Agreement Agent, and the Prepetition A&R Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition A&R Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Term Loan Agreement.

“Prepetition A&R Claims” means any and all Claims arising from, under or in connection with the Prepetition A&R Credit Agreement (including, without limitation, any and all “Indebtedness” as defined therein) or any other Prepetition Loan Document relating to the Prepetition A&R Credit Agreement.

“Prepetition A&R Credit Agreement Lenders” means the lenders party to the Prepetition A&R Credit Agreement from time to time.

“Prepetition Debt Claims” means, collectively, the Prepetition A&R Credit Agreement Claims, the Prepetition Revolving Credit Agreement Claims, the Prepetition Term Loan Agreement Claims, and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition A&R Credit Agreement, the Prepetition Revolving Credit Agreement, the Prepetition Term Loan Agreement, the Prepetition Loan Documents, the Prepetition Notes, and the Prepetition Notes Indentures.

“Prepetition Loan Documents” means, as applicable, the “Loan Documents” as defined in the Prepetition A&R Credit Agreement, the Prepetition Revolving Credit Agreement, and the Prepetition Term Loan Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Noteholders” means, collectively, the record holders of and owners of beneficial interests in the Prepetition Notes.

“Prepetition Notes” means, collectively, (i) those certain 5.125% senior unsecured notes due 2020, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $365,107,000 (the “5.125% Notes”); (ii) those certain 7.750% senior unsecured notes due 2021, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $750,000,000 (the “7.750% Notes”); (iii) those certain 5.875% exchangeable senior unsecured notes due 2021, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $1,265,000,000 (the “5.875% Notes”); (iv) those certain 4.500% senior unsecured notes due 2022, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $646,286,000 (the “4.500% Notes”); (v) those certain 8.250% senior unsecured notes due 2023, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $750,000,000 (the “8.250% Notes”); (vi) those certain 9.875% senior unsecured notes due 2024, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $790,000,000 (the “9.875% 2024 Notes”); (vii) those certain 6.500% senior unsecured notes due 2036, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $453,045,000 (the “6.500% Notes”); (viii) those certain 7.000% senior unsecured notes due 2038, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $461,300,000 (the “7.000% Notes”); (ix) those certain 9.875% senior unsecured notes due 2039, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $250,000,000 (the “9.875% 2039 Notes”); (x) those certain 6.750% senior unsecured notes due 2040, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $462,601,000 (the “6.750% Notes”); (xi) those certain 5.950% senior unsecured notes due 2042, issued by Weatherford International Ltd. pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $374,961,000 (the “5.950% Notes”); (xii) those certain 9.875% senior unsecured notes due 2025, issued by Weatherford International LLC pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $600,000,000 (the “9.875% 2025 Notes”); and (xiii) those certain 6.800% senior unsecured notes due 2037, issued by Weatherford International LLC pursuant to the applicable Prepetition Notes Indenture, in an aggregate principal amount outstanding of $258,767,000 (the “6.800% Notes”).

“Prepetition Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indentures or any document or agreement related to the Prepetition Notes or the Prepetition Notes Indentures.

“Prepetition Notes Indentures” means, collectively, (i) that certain Indenture, dated as of October 1, 2003, by and between Weatherford International Ltd., as issuer, the Prepetition Notes Indenture Trustee, as indenture trustee, and certain of the Debtors, as guarantors, governing the 5.125% Notes, the 7.750% Notes, the 5.875% Notes, the 4.500% Notes, the 8.250% Notes, the 9.875% 2024 Notes, the 6.500% Notes, the 7.00% Notes, the 9.875% 2039 Notes, the 6.750% Notes, and the 5.950% Notes, and (ii) that certain Indenture, dated as of June 18, 2007, by and between Weatherford International LLC, as issuer, the Prepetition Notes Indenture Trustee, as indenture trustee, and certain of the Debtors, as guarantors, governing the 9.875% 2025 Notes and the 6.800% Notes, and with respect to each such Indenture, as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date.

“Prepetition Notes Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Prepetition Notes Indentures; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

“Prepetition Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment in favor of the Prepetition Notes Indenture Trustee against distributions to be made to Holders of Allowed Prepetition Notes Claims for payment of any Prepetition Notes Indenture Trustee Fees and Expenses, which Lien or other priority in payment arose prior to the Effective Date and pursuant to the Prepetition Notes Indentures.

“Prepetition Notes Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Notes Indenture Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after consummation of this Plan, in each case to the extent payable or reimbursable under the Prepetition Notes Indentures.  For the avoidance of doubt, the Prepetition Notes Indenture Trustee Fees and Expenses shall also include those fees and expenses incurred in connection with the Irish Examinership Proceedings.

“Prepetition Revolving Credit Agreement” means that certain 364-Day Revolving Credit Agreement, dated as of August 16, 2018, by and among Weatherford International Ltd., the other borrowers party thereto, the Prepetition Revolving Credit Agreement Agent, and the Prepetition Revolving Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Revolving Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Revolving Credit Agreement.

“Prepetition Revolving Credit Claims” means any and all Claims arising from, under or in connection with the Prepetition Revolving Credit Agreement (including, without limitation, any and all “Indebtedness” as defined therein) or any other Prepetition Loan Document relating to the Prepetition Revolving Credit Agreement.

“Prepetition Revolving Credit Agreement Lenders” means the lenders party to the Prepetition Credit Agreement from time to time.

“Prepetition Revolving Credit Agreement Liens” means the Liens securing the payment of the Prepetition Revolving Credit Agreement Claims.

“Prepetition Term Loan Agreement” means that certain Term Loan Agreement, dated as of May 4, 2016, by and among Weatherford International Ltd., the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Term Loan Agreement.

“Prepetition Term Loan Claims” means any and all Claims arising from, under or in connection with the Prepetition Term Loan Agreement (including, without limitation, any and all “Indebtedness” as defined therein) or any other Prepetition Loan Document relating to the Prepetition Term Loan Agreement.

“Prepetition Term Loan Agreement Lenders” means the lenders party to the Prepetition Term Loan Agreement from time to time.

“Prepetition Term Loan Agreement Liens” means the Liens securing the payment of the Prepetition Term Loan Agreement Claims.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or Allowed Equity Interest in a particular class bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in that Class.

“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such claims become Allowed.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor will constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Prepetition Agents; (d) the New Senior Unsecured Notes Indenture Trustee; (e) the DIP Agent; (f) the DIP Lenders; (g) the Prepetition Notes Indenture Trustee; (h) the Ad Hoc Noteholder Committee and the members thereof in their capacities as such; (i) the Consenting Noteholders; (j) the Backstop Parties; (k) the Distribution Agents; (l) the Exit Facility Lenders; (m) the Exit Facility Agent, and (n) with respect to each of the foregoing Entities in clauses (a) through (m), each such Entity’s Related Persons, in each case solely in their capacity as such.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganization Steps Overview” means the description of the steps of the Restructuring Transactions, substantially in the form Filed with the Plan Supplement in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and, to the extent required by the DIP Credit Agreement, in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the Required DIP Lenders.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Weatherford International plc, an Irish public limited company, as reorganized pursuant to this Plan on the Effective Date, its successor, or a newly-formed entity that issues the New Common Stock under this Plan.

“Reorganized Weatherford Bermuda” means, subject to the Restructuring Transactions, Weatherford International Ltd., a Bermuda exempted company, as reorganized pursuant to this Plan on the Effective Date, and its successors.

“Reorganized Weatherford Delaware” means, subject to the Restructuring Transactions, Weatherford International, LLC, a Delaware limited liability company, as reorganized pursuant to this Plan on the Effective Date, and its successors.

“Required Consenting Noteholders” means the “Required Consenting Noteholders” under, and as defined in, the Restructuring Support Agreement.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Corporate Governance Documents, the Exit Facility Loan Documents, the New Senior Unsecured Notes Documents, the New Warrant Agreement, and the Plan Securities and Documents, which documents and agreements shall, to the extent required by the DIP Credit Agreement, be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the Required DIP Lenders.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 10, 2019, by and among the Debtors and the Consenting Noteholders (as amended, supplemented or modified from time to time).

“Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement, a copy of which is attached to the Disclosure Statement as Exhibit B.

“Restructuring Transaction” has the meaning ascribed thereto in Article V.A of this Plan.

“Rights Offering” means that certain rights offering pursuant to which each holder of Prepetition Notes is entitled to receive Subscription Rights to acquire the New Tranche A Senior Unsecured Notes on a Pro Rata basis in accordance with the Rights Offering Procedures and which will be backstopped by the Backstop Parties pursuant to the Backstop Commitment Agreement.

“Rights Offering Procedures” means the procedures for the implementation of the Rights Offering as described in the Disclosure Statement, in form and substance acceptable to the Required Consenting Noteholders.

“Scheduled” means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified, or supplemented from time to time, if any such Schedules are required to be Filed by order of the Bankruptcy Court.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subscription Rights” means the subscription rights to acquire New Tranche A Senior Unsecured Notes in accordance with the Rights Offering Procedures.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims or Allowed Equity Interests other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Tranche B Conversion Notes” has the meaning set forth in Article V.U of this Plan.

“Tranche B Equity Conversion” has the meaning set forth in Article III.B.7(c) hereof.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, performance, stock units, restricted stock units, restricted stock awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Equity Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are disallowed by Final Order in accordance with this Plan.

“Voting and Claims Agent” means Prime Clerk LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 7 and 10.

“Voting Deadline” means the date and time by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement.

“Voting Record Date” means the date for determining which Holders of Claims and Equity Interests in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan.

“Weatherford Bermuda” means Weatherford International Ltd, a Bermuda company, as debtor-in-possession in these Chapter 11 Cases.

“Weatherford Delaware” means Weatherford International, LLC, a Delaware limited liability company, as debtor-in-possession in these Chapter 11 Cases.

“Weatherford Parent” means Weatherford International plc, an Irish public limited company, as debtor-in-possession in these Chapter 11 Cases.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.                                     Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.              Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim.  Each Holder of an Allowed Professional Fee Claim will be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim.  The Reorganized Debtors will not commingle any funds contained in the Professional Fee Claim Reserve and will use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court.  Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Professional Fee Claims will not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.  The Professional

Fee Claim Reserve will be maintained in trust for the Professionals and will not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors will have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals will have an Allowed Administrative Claim for any such deficiency, which will be satisfied in full in Cash accordance with Article II.A of this Plan.

B.                                     DIP Facility Claims

The DIP Facility Claims will be Allowed in the full amount due and owing under the DIP Financing Documents, including all principal, accrued and accruing postpetition interest, costs, fees and expenses. On the Effective Date, the Allowed DIP Facility Claims will, in full satisfaction, settlement, discharge and release of, and in exchange for such the DIP Facility Claims, be indefeasibly paid in full in Cash from the proceeds of the Exit Facility (or, in the case of “Swap Obligations” and “Banking Services Obligations” be treated as the applicable Holder thereof shall otherwise agree), any unused commitments under the Revolving Credit Facility (as defined in the CIP Credit Agreement) shall be deemed terminated, and the DIP Facility Liens will be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity; provided that the DIP Contingent Obligations shall survive the Effective Date on an unsecured basis and shall be paid by the Reorganized Debtors as and when due.

C.                                    Priority Tax Claims

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable:  (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution

Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.                                     Summary

This Plan constitutes a separate plan of reorganization for each Debtor.  All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be twelve (12) Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Deemed to Accept
2.	Other Secured Claims	Unimpaired	Deemed to Accept
3.	Secured Tax Claims	Unimpaired	Deemed to Accept
4.	Prepetition Revolving Credit Claims	Unimpaired	Deemed to Accept
5.	Prepetition Term Loan Claims	Unimpaired	Deemed to Accept
6.	Prepetition A&R Claims	Unimpaired	Deemed to Accept
7.	Prepetition Notes Claims	Impaired	Entitled to Vote
8.	General Unsecured Claims	Unimpaired	Deemed to Accept
9.	Intercompany Claims	Unimpaired	Deemed to Accept

Class	Claim/Equity Interest	Status	Voting Rights
10.	Existing Common Stock(2)	Impaired	Entitled to Vote
11.	Intercompany Equity Interests	Unimpaired	Deemed to Accept
12.	Unexercised Equity Interests	Impaired	Deemed to Reject

B.                                     Classification and Treatment of Claims and Equity Interests

1.              Class 1 - Other Priority Claims

(a)                                 Classification: Class 1 consists of the Other Priority Claims.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)                                  Voting:  Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

(2)  This class excludes the Unexercised Equity Interests that are classified in Class 12.

2.              Class 2 - Other Secured Claims

(a)                                 Classification:  Class 2 consists of the Other Secured Claims.  Class 2 consists of separate subclasses for each Other Secured Claim.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)                                  Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.              Class 3 - Secured Tax Claims

(a)                                 Classification:  Class 3 consists of the Secured Tax Claims.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement):  (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such

Allowed Class 3 Claim will have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.  Any installment payments to be made under clause (D) or (E) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)                                  Voting:  Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 will be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.

4.              Class 4 — Prepetition Revolving Credit Claims

(a)                                 Classification: Class 4 consists of the Prepetition Revolving Credit Claims.

(b)                                 Allowance: The Prepetition Revolving Credit Claims are deemed Allowed in the aggregate principal amount of $316,742,581 plus accrued and unpaid interest thereon.

(c)                                  Treatment:  To the extent not paid in full in Cash prior to the Effective Date, on the Effective Date, the Allowed Prepetition Revolving Credit Claims will, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash and the Prepetition Revolving Credit Agreement Liens will be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity.

(d)                                 Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 will be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

5.              Class 5 — Prepetition Term Loan Claims

(a)                                 Classification: Class 5 consists of the Prepetition Term Loan Claims.

(b)                                 Allowance: The Prepetition Term Loans Claims are deemed Allowed in the aggregate principal amount of $297,500,000 plus accrued and unpaid interest thereon.

(c)                                  Treatment:  To the extent not paid in full in Cash prior to the Effective Date, on the Effective Date, the Allowed Prepetition Term Loan Claims will, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash and the Prepetition Term Loan Agreement Liens will be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity.

(d)                                 Voting: Class 5 is an Unimpaired Class, and the Holders of Claims in Class 5 will be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 5 are not entitled to vote to accept or reject this Plan.

6.              Class 6 — Prepetition A&R Claims

(a)                                 Classification: Class 6 consists of the Prepetition A&R Claims.

(b)                                 Allowance: The Prepetition A&R Claims are deemed Allowed in the aggregate principal amount of $305,000,000 plus accrued and unpaid interest thereon plus outstanding letters of credit in an amount of $166,000,000.

(c)                                  Treatment:  On the Effective Date, the Allowed Prepetition A&R Claims will, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash.  Any letters of credit issued and outstanding as of the Effective Date under the Prepetition A&R Credit Agreement will either be cash collateralized or receive such other treatment as may be acceptable to the Debtors, the Prepetition A&R Credit Agreement Agent, and the Required Consenting Noteholders.

(d)                                 Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 will be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan.

7.              Class 7 - Prepetition Notes Claims

(a)                                 Classification: Class 7 consists of the Prepetition Notes Claims.

(b)                                 Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $7,427,067,000, plus accrued and unpaid interest thereon, consisting of:

(i)                                     $365,107,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 5.125% Notes;

(ii)                                  $750,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 7.750% Notes;

(iii)                               $1,265,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 5.875% Notes;

(iv)                              $646,286,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 4.500% Notes;

(v)                                 $750,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 8.250% Notes;

(vi)                              $790,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 9.875% 2024 Notes;

(vii)                           $453,045,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 6.500% Notes;

(viii)                        $461,300,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 7.000% Notes;

(ix)                              $250,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 9.875% 2039 Notes;

(x)                                 $462,601,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 6.750% Notes;

(xi)                              $374,961,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 5.950% Notes;

(xii)                           $600,000,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 9.875% 2025 Notes; and

(xiii)                        $258,767,000 in aggregate principal amount, plus accrued and unpaid interest on account of the 6.8000% Notes.

(c)                                  Treatment:  On the Initial Distribution Date, each Holder of an Allowed Prepetition Notes Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of (i) 99% of the New Common Stock, subject to dilution on account of equity issued pursuant to the New Management Incentive Plan, the Tranche

B Equity Conversion (as defined below), and the New Common Stock issuable pursuant to the New Warrants and (ii) the New Tranche B Senior Unsecured Notes; provided, however, that each of such Holders will have the option, in its sole discretion, to convert its Pro Rata share of $500,000,000 in principal amount of the New Tranche B Senior Unsecured Notes into New Common Stock (the “Tranche B Equity Conversion”) at a conversion price of $36.20 per share of New Common Stock; provided, further that the aggregate principal amount of New Tranche B Senior Unsecured Notes converted into New Common Stock will not exceed $500,000,000.  To the extent that less than $500,000,000 in principal amount of the New Tranche B Senior Unsecured Notes is converted in New Common Stock pursuant to the Tranche B Equity Conversion, any such Holder that elected to convert its full Pro Rata share of New Tranche B Senior Unsecured Notes into New Common Stock in the Tranche B Equity Conversion will also be eligible to exercise its Overallotment Rights.  Procedures for the effectuation of the Tranche B Equity Conversion and the Overallotment Rights are set forth in Article V.U hereof.  In addition, each of such Holders will receive Subscription Rights to purchase its Pro Rata share of New Tranche A Senior Unsecured Notes pursuant to the Rights Offering and in accordance with the applicable Rights Offerings Procedures.

(d)                                 Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject this Plan.

8.              Class 8 — General Unsecured Claims

(a)                                 Classification: Class 8 consists of the General Unsecured Claims.

(b)                                 Treatment:  The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan.  Except to the extent that a holder of a General Unsecured Claim agrees to a different treatment, on and after the Effective Date, the Debtors will continue to pay (if Allowed) or dispute each General Unsecured Claim in the ordinary course of business in accordance with applicable law.

(c)                                  Voting: Class 8 is an Unimpaired Class, and the Holders of Claims in Class 8 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 8 are not entitled to vote to accept or reject this Plan.

9.              Class 9 — Intercompany Claims

(a)                                 Classification: Class 9 consists of the Intercompany Claims.

(b)                                 Treatment:  Subject to the Restructuring Transactions, the Intercompany Claims will be adjusted, reinstated, compromised, or cancelled to the extent determined appropriate by the Debtors, with the consent of the Required Consenting Noteholders.

(c)                                  Voting: Class 9 is an Unimpaired Class and the Holders of Claims in Class 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject this Plan.

10.       Class 10 — Existing Common Stock

(a)                                 Classification: Class 10 consists of the Existing Common Stock.(3)

(b)                                 Treatment: On the Effective Date, the Existing Common Stock will be cancelled without further notice to, approval of or action by any Entity.  On the Initial Distribution Date, each Holder of Existing Common Stock will receive its Pro Rata share of (i) 1.0% of the New Common Stock, subject to dilution on account of the equity issued pursuant to the New Management Incentive Plan, the Tranche B Equity Conversion and the New Common Stock issuable pursuant to the New Warrants and (ii) the New Warrants.

The foregoing is offered solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on the Bankruptcy Court confirming this Plan and the occurrence of the Effective Date.

(c)                                  Voting: Class 10 is Impaired, and the Holders of Existing Common Stock in Class 10 are entitled to vote to accept or reject this Plan.

11.       Class 11 — Intercompany Equity Interests

(a)                                 Classification: Class 11 consists of Intercompany Equity Interests.

(b)                                 Treatment:   Subject to the Restructuring Transactions and the applicable law of the Debtors’ jurisdiction of incorporation, the Intercompany Equity Interests will be reinstated for administrative convenience or cancelled as determined by the Debtors, with the reasonable consent of the Required Consenting Noteholders.

(c)                                  Voting: Class 11 is an Unimpaired Class and the Holders of Claims in Class 11 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 11 are not entitled to vote to accept or reject this Plan.

12.       Class 12 — Unexercised Equity Interests

(a)                                 Classification: Class 12 consists of Unexercised Equity Interests.

(3)  This class excludes the Unexercised Equity Interests that are classified in Class 12.

(b)                                 Treatment:   On the Effective Date, the Unexercised Equity Interests will be cancelled, and the Holders of such Unexercised Equity Interests will not receive any distribution or retain any property on account of such Unexercised Equity Interests.

(c)                                  Voting: Class 12 is Impaired, and the Holders of Unexercised Equity Interests in Class 12 will be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Unexercised Equity Interests in Class 12 will not be entitled to vote to accept or reject this Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan will affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, will be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                     Presumed Acceptance of Plan

Classes 1-6 and 8, 9, and 11 are Unimpaired under this Plan.  Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.                                     Presumed Rejection of Plan

Class 12 is Impaired and Holders of Unexercised Equity Interests in Class 12 are not entitled to receive or retain any property under this Plan.  Accordingly, under section 1126(g) of the Bankruptcy Code, the votes of Holders of Unexercised Equity Interests in Class 12 will not be solicited and such Holders are deemed to reject this Plan.

C.                                    Voting Classes

Classes 7 and 10 are Impaired and entitled to vote under this Plan.  The Holders of Claims in Class 7 and Existing Common Stock in Class 10 as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.                                    Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Equity Interests has accepted this Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests in such Class actually have voted to accept this Plan.

E.                                     Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code will be satisfied for purposes of Confirmation by acceptance of this Plan by Class 7.  The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right, in accordance with the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.                                     Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date will be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation.  Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties will be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement (if applicable), the DIP Financing Documents (if applicable), and the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order will constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan, including but not limited to the actions set forth in the Reorganization Steps Overview, prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently formed or incorporated.  Such restructuring may include one or more mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (with the consent of the Required Consenting Noteholders), including the steps described in the Reorganization Steps Overview, but in all cases subject to the terms and conditions of this Plan, the DIP Financing Documents (if applicable), and the Restructuring Documents and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, will be deemed to have been authorized and approved by the Bankruptcy Court.  The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, in each case in form and substance reasonably acceptable to the Required Consenting Noteholders, and in all cases subject to the terms and conditions of this Plan, the DIP Financing Documents (if applicable), and the Restructuring Documents and any consents or approvals required thereunder.

B.                                     Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors will continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, are amended, restated or otherwise modified under this Plan (subject to such amendment, restatement, or replacement being in accordance with the law of the Debtor’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable), including pursuant to the Amended/New Corporate Governance Documents.  Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor will remain the obligations solely of such Debtor or Reorganized Debtor and will not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.                                    Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), will vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the applicable law of the Debtor’s jurisdiction of incorporation, where such non-bankruptcy law is applicable, Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, the Liens that secure the Exit Facility).  On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.                                    Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, will be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and to the Exit Facility Lenders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facility Loan Documents).  On the Effective Date, the Exit Facility Loan Documents will constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations will not be, and will not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

E.                                     New Senior Unsecured Notes Indentures

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, will be authorized to execute and deliver, and to consummate the transactions contemplated by, the New Senior Unsecured Notes Indentures and other New Senior Unsecured Notes Documents in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and with respect to the New Tranche A Senior Unsecured Notes Indentures, in form and substance acceptable to the Backstop Parties, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Senior Unsecured Notes Indentures).  On the Effective Date, the New Senior Unsecured Notes Indentures will constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations will not be, and will not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

F.                                     New Common Stock; Book Entry

On the Effective Date, subject to the terms and conditions of this Plan and the Restructuring Transactions and as described more fully in the Reorganization Steps Overview, Reorganized Parent will issue the New Common Stock pursuant to this Plan and the Amended/New Corporate Governance Documents.

Distributions of the New Common Stock and the New Warrants may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Corporate Governance Documents.  Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized share capital or other equity securities of Reorganized Parent will be that number of shares of New Common Stock as may be designated in the Amended/New Corporate Governance Documents.

G.                                    Listing of New Securities and Transfer Restrictions

Reorganized Parent will use its commercially reasonable efforts to list the New Common Stock for trading on a national securities exchange reasonably acceptable to the Debtors and the Required Consenting Noteholders, with such listing to be effective as soon as practical after the Effective Date. On the Effective Date, Reorganized Parent will be a registrant under the Securities Exchange Act of 1934, as amended. Each share of New Common Stock will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights.  The New Common Stock will constitute a single class of equity securities in Reorganized Parent on the Effective Date and, other than the New Common Stock issued under the New Management Incentive Plan and the New Warrants, there will exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Parent as of the Effective Date.

H.                                    New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent will enter into the New Registration Rights Agreement, which will become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Registration Rights Agreement).

I.                                         New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, Reorganized Parent will adopt the New Management Incentive Plan, which will be on the terms and conditions (including any and all awards granted thereunder) determined by the New Board (including with respect to participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation thereunder).  The New Common Stock issued under the New Management Incentive Plan will dilute all of the New Common Stock equally.

J.                                       New Warrants

On the Effective Date, Reorganized Parent will enter into and consummate the transactions contemplated by the New Warrant Agreement (including issuing the New Warrants), which will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Warrant Agreement and the New Warrants, as applicable).

K.                                    Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and will provide or issue, as applicable, the New Common Stock, the New Warrants, and the New Senior Unsecured Notes to be distributed and issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offer, distribution, and issuance, as applicable, of the Plan Securities and Documents under this Plan (including New Common Stock issued pursuant to the Tranche B Equity Conversion) will be exempt, or will be effected in a manner that is exempt, from registration and prospectus delivery requirements under applicable securities laws (including, as applicable, Section 5 of the Securities Act, Article 3(1) of Directive 2003/71/EC of the European Parliament and of the Council (as amended), Article 3(1) of Regulation (EU) 2017/1129 of the European Parliament and of the Council, or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code and/or other applicable exemptions; provided, however, that New Tranche A Senior Unsecured Notes issued to the Backstop Parties pursuant to the Backstop Commitment Agreement (but not the New Tranche A Senior Unsecured Notes issued to Holders of Allowed Prepetition Notes Claims in the Rights Offering pursuant to Article III.B.7(c) of this Plan) will be issued and distributed pursuant to Section 4(a)(2) of the Securities Act and other applicable exemptions.  An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code and other applicable law.

Persons who purchase securities pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or if such securities are registered with the SEC.

L.                                      Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.D, V.E, V.F, and V.G of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates will (subject to the laws of the Debtor’s jurisdiction of incorporation where such non-bankruptcy law is applicable) be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.  The filing of the Confirmation Order with any federal, state, or local agency or department will constitute good and sufficient evidence of, but will not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence.  Any Person or Entity holding such Liens, Claims or interests will, pursuant to section 1142 of the Bankruptcy Code and in the case of any DIP Liens at the sole cost and expense of the Reorganized Debtors, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

M.                                  Corporate Governance Documents of the Reorganized Debtors

The respective corporate governance documents of each of the Debtors will be amended and restated or replaced (as applicable) by the New/Amended Corporate Governance Documents

(subject to such amendment, restatement, or replacement being in accordance with the law of the Debtor’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable).  Such corporate governance documents will (if permissible under the law of the Debtor’s jurisdiction of incorporation if such non-bankruptcy law is applicable): (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan (including as a result of the exercise of New Warrants); and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.  After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the New/Amended Corporate Governance Documents, amend and restate their respective corporate governance documents as permitted thereby and by applicable law.

N.                                    Directors and Officers of the Reorganized Debtors

The New Board will be composed of seven (7) directors, one of whom will be Mark A. McCollum, the chief executive officer of the Debtors, and six (6) of whom will be designated by the Ad Hoc Noteholder Committee (in consultation with Mark A. McCollum, the chief executive officer of the Debtors and subject to the obligation of the Ad Hoc Noteholder Committee to meet and interview upon reasonable notice any existing members of the Debtors’ boards of directors who express interest in serving on the New Board).

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Board or as an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person.  Each such director and officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Corporate Governance Documents and the other constituent and corporate governance documents of the applicable Reorganized Debtors.  The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

O.                                    Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and to the extent permitted by the DIP Financing Documents, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (subject to such actions being in accordance with the law of the Debtor’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable).

Prior to, on or after the Effective Date (as appropriate), to the extent permitted by the law of the Debtor’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable, all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Corporate Governance Documents and similar constituent and corporate governance documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, to the extent permitted by the law of the Debtor’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.  The secretary and any assistant secretary of the Debtors and the Reorganized Debtors will be authorized to certify or attest to any of the foregoing actions.

P.                                     Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Article II.B, Article V.B, Article V.E, and Article V.K of this Plan), all notes, indentures, instruments, certificates, agreements and other documents evidencing or relating to any Impaired Claim (including, for the avoidance of doubt and without limitation, the Prepetition Notes Indentures and the Prepetition Notes, or any Claim being paid in full in Cash under this Plan, will be fully released, terminated, extinguished and discharged (including, in respect of DIP Facility Documents, any duties or obligations of the DIP Agent thereunder), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity and in the case of any Claim being paid in full in Cash upon the indefeasible payment of such Claim in full in Cash as contemplated by this Plan; provided that the Prepetition Debt

Documents and the DIP Facility Documents will continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Agents, the Prepetition Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, distributions under this Plan; (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of any unpaid portion of the Prepetition Notes Indenture Trustee Fees and Expenses; (iii) preserving any rights of the DIP Agent to payment of fees, expenses, and indemnification obligations and otherwise allowing the DIP Agent to take any actions contemplated by this Plan, and (iv) preserving the DIP Contingent Claims as contemplated by Article II.B of this Plan; provided further that, upon completion of the distribution with respect to a specific Prepetition Debt Claim, the Prepetition Debt Documents in connection thereto and any and all notes, securities and instruments issued in connection with such Prepetition Debt Claim shall terminate completely without further notice or action and be deemed surrendered.  For the avoidance of doubt, nothing in this paragraph will affect or impair the Prepetition Notes Indenture Trustee Charging Lien, which will remain in full force and effect as of and after the Effective Date.  For the avoidance of doubt, nothing contained in this Plan or the Confirmation Order shall in any way limit or affect the standing of the Prepetition Notes Indenture Trustee or the DIP Agent to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of this Plan or otherwise.

Q.                                    Existing Equity Interests

On the Effective Date, the Equity Interests in Weatherford Parent will be terminated and cancelled without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On the Effective Date, the Intercompany Equity Interests will remain effective and outstanding, except to the extent modified pursuant to the terms of the Reorganization Steps Overview (provided such steps are taken in accordance with applicable law to the extent such non-bankruptcy law is applicable), and will be owned and held by the same applicable Person(s) that held and/or owned such Intercompany Equity Interests immediately prior to the Effective Date.  Each Parent Subsidiary will continue to be governed by the terms and conditions of its applicable corporate governance documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan, where such amendment or modification is permitted under the law of the Parent Subsidiary’s jurisdiction of incorporation to the extent such non-bankruptcy law is applicable.

R.                                     Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the Rights Offering, and the Exit Facility Credit Agreement.  The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, in all cases subject to the terms and conditions of the Restructuring Documents.  For the avoidance of doubt, Weatherford Bermuda and Weatherford Delaware may make payments on behalf of Weatherford Parent that would otherwise be considered prepetition claims of Weatherford Parent in the Irish Scheme of Arrangement so long as such payments are in the ordinary course of business and otherwise in accordance with the terms of this Plan and the DIP Orders.

S.                                      Funding and Use of Professional Fee Claim Reserve

On or before the Effective Date, the Debtors will fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Required Consenting Noteholders or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserve was established.

The Cash contained in the Professional Fee Claim Reserve will be used solely to pay the obligations and liabilities for which such reserve was established, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount.  The Debtors and the Reorganized Debtors, as applicable, will maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions will be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve will be maintained in trust for the Professionals and will not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors will have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals will have an Allowed Administrative Claim for any such deficiency, which will be satisfied in full in Cash accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors will deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve.  To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors will, within five (5) Business Days, pay such obligations and liabilities from either Cash on hand or by drawing under the Exit Facility Credit Agreement to the extent of any availability thereunder.

T.                                      Payment of Fees and Expenses of Certain Creditors

The Debtors will, on and after the Effective Date and to the extent invoiced in accordance with the terms of the applicable engagement letter, pay the Ad Hoc Noteholder Committee Fees and Expenses (whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.

U.                                    Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee

The Debtors will, on and after the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.  Nothing herein will be deemed to impair, waive, or discharge the Prepetition Notes Indenture Trustee Charging Lien for any amounts not paid pursuant to this Plan and otherwise claimed by the Prepetition Notes Indenture Trustee pursuant to and in accordance with the Prepetition Notes Indentures.  From and after the Effective Date, the Reorganized Debtors will pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

V.                                     Tranche B Equity Conversion and Overallotment Rights

Holders of Allowed Prepetition Notes Claims may elect to receive shares of New Common Stock in lieu of New Tranche B Senior Unsecured Notes in partial satisfaction of the applicable Allowed Prepetition Notes Claims; provided, however, that such Holders shall not be allowed to exchange, in aggregate principal amount, more than $500,000,000 of New Tranche B Senior Unsecured Notes (the “Tranche B Conversion Notes”) for shares of New Common Stock.  Each Holder of New Tranche B Senior Unsecured Notes shall be entitled to exchange its pro rata share of the Tranche B Conversion Notes, in accordance with its percentage ownership of the Prepetition Notes (the “Conversion Pro Rata Share”).  The number of shares of New Common Stock available to be received in lieu of New Tranche B Senior Unsecured Notes shall be determined by dividing such Holder’s Conversion Pro Rata share of the Tranche B Conversion Notes by the value of a share of New Common Stock as provided in the Disclosure Statement.  If any of such Holders do not elect to exchange their full amount of Tranche B Conversion Notes, each of the Holders of the Prepetition Notes that has elected to exchange its full Conversion Pro Rata Share of Tranche B Conversion Notes for shares of New Common Stock (a “Participating Holder”) will be eligible to receive additional shares of New Common Stock in lieu of New Tranche B Senior Unsecured Notes that were not subscribed for by Holders of the Prepetition Notes (the “Overallotment Right”).

Holders of the Prepetition Notes will be able to elect to receive New Common Stock in lieu of New Tranche B Senior Unsecured Notes by using the subscription form that will be delivered during the Chapter 11 Cases.  The subscription form must be returned to the Voting and Claims Agent on or before the Business Day that is not less than ten (10) Business Days prior to the Effective Date.  When such Holders return their subscription forms, they will indicate the maximum principal amount of New Tranche B Senior Unsecured Notes they elect to exchange for shares of New Common Stock, which amount may include their Overallotment Right (such Holder’s, “Election Amount”).

If such Holders do not elect to receive shares of New Common Stock in exchange for all of the Tranche B Conversion Notes, then Participating Holders shall be allocated any unsubscribed for Tranche B Conversion Notes on a pro rata basis in accordance with the Participating Holder’s Election Amount.  Shares of New Common Stock elected to be received in lieu of New Tranche B Senior Unsecured Notes will be issued on the Effective Date together with the other Plan Securities to be issued to the Holders of the Prepetition Notes under Article III of this Plan.

W.                                  Rights Offering

The Debtors will distribute the Subscription Rights for the $1,250,000,000.00 Rights Offering to the Holders of Prepetition Notes as set forth in this Plan and the Rights Offering Procedures.  Pursuant to the Rights Offering Procedures and this Plan, the Rights Offering will be open to all Holders of Prepetition Notes.  The Rights Offering will commence within three (3) Business Days following entry of the Confirmation Order by the Bankruptcy Court and will conclude on the first Business Day that is not less than 10 days thereafter and prior to the Effective Date.  Upon exercise of the Subscription Rights by the Holders of Prepetition Notes pursuant to the terms of the Rights Offering Procedures and this Plan, the Reorganized Debtors will be authorized to issue the New Tranche A Senior Unsecured Notes on the Effective Date in accordance with this Plan and the Rights Offering Procedures.  Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties will purchase any New Tranche A Senior Unsecured Notes not subscribed for by Holders of Prepetition Notes in the Rights Offering at the per note purchase price set forth in the Rights Offering Procedures and the Backstop Commitment Agreement.  On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement will vest in the Reorganized Debtors.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i)                                     have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)                                  are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii)                               are identified by the Debtors (with the consent of the Required Consenting Noteholders) and Filed in the Plan Supplement, which Plan Schedule may be amended by the Debtors (with the consent of the Required Consenting Noteholders) to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least seven (7) days prior to the Plan Objection Deadline; or

(iv)                              are rejected or terminated by the Debtors pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) (a) prohibits, restricts or conditions (or purports to prohibit, restrict or condition), (b) is modified, breached or terminated (or deemed modified, breached or terminated), (c) increases, accelerates or otherwise alters any obligations or liabilities of the Debtors or Reorganized Debtors (or purports to increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or Reorganized Debtors), or (d) results in the creation or imposition of any Lien upon any property or asset of any of the Debtors or Reorganized Debtors (or purports to result in the creation or imposition of any Lien upon any property or asset or any of the Debtors or Reorganized Debtors), in each case as a result of (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision will, to the extent provided by Section 365 of the Bankruptcy Code, not entitle the non-debtor party thereto to modify, declare a breach, terminate, increase, accelerate or alter any of the obligations or liabilities of the Debtors or the Reorganized Debtors under, or create or impose any Lien upon any property or asset of any of the Debtors or Reorganized Debtors under any such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies solely with respect thereto, and any required consent under any such contract or lease will be deemed satisfied by the Confirmation of this Plan, in each case subject to the remaining terms and conditions of this Article VI.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan will revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit will not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.                                     Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan will be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (with the consent of the Required Consenting Noteholders) (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least twenty-one (21) days prior to the Plan Objection Deadline (or, in the case of an Executory Contract or Unexpired Lease removed from the Plan Schedule after such date, no later than one (1) Business Day after such removal), the Debtors will File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory

Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a proof of Claim to the contrary).  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount.  The Confirmation Order will constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving such assumption or assumption and assignment; provided, however, that following the resolution of any such dispute, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it.  The Debtors or the Reorganized Debtors, as applicable, will be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan will result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code, in each case subject to the remaining terms and conditions of this Article VI.  Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order will be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee will be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors will be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.                                    Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right (with the consent of the Required Consenting Noteholders), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease.  All Executory Contracts and Unexpired Leases listed on a Plan Schedule will be deemed rejected as of the Effective Date.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise will not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.                                    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.                                     D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy will be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies. In furtherance of the foregoing, the Reorganized Debtors will maintain and continue in full force and effect such D&O Liability Insurance Policies for the benefit of the insured Persons at levels (including with respect to coverage and amount) no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six (6) years following the Effective Date; provided, however, that, after assumption of the D&O Liability Insurance Policies, nothing in this Plan otherwise alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies. The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

F.                                     Indemnification Provisions

On the Effective Date, all Indemnification Provisions will be deemed and treated as Executory Contracts that are and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions will survive the Effective Date and be Unimpaired.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions.  Confirmation and Consummation of this Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions.  For the avoidance of doubt, the Indemnification Provisions will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.                                    Employment Plans

All employment agreements and severance policies, and all employment and service provider, compensation, bonus, retention, change of control, equity, benefit, pension and/or welfare plans and similar plans, policies, programs, agreements and arrangements of the Debtors and applicable to any of the Debtors’ current or former officers, directors, members, partners, employees, service providers, or retirees (collectively, the “Employment Plans”) will be maintained, continued in full force and effect and assumed by the applicable Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to sections 365(a) and 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed.  All Claims arising from the Employment Plans will be Unimpaired.

H.                                    Insurance Contracts

On the Effective Date, and without limiting the terms or provisions of Paragraph E of this Article VI, each Insurance Contract will be deemed and treated as an Executory Contract that is and will be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts.  Confirmation and Consummation of this Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

I.                                         Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired.  The deemed assumption provided for in Article VI.A of this Plan will not apply to any such contract or lease, and any such contract or lease will be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.                                       Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof (including in respect of the DIP Facility Claims which shall be indefeasibly paid in full in cash on the Effective Date), initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date will be made on the Initial Distribution Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under this Plan on a day other than a Business Day will be made on the next succeeding Business Day.  Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date will be made pursuant to Article VIII hereof.

B.                                     No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest will not accrue or be paid on any Claims (except DIP Facility Claims) and no Holder of a Claim (except a DIP Facility Claim) will be entitled to interest accruing on or after the Petition Date on any Claim.

C.                                    Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent will make all distributions required to be distributed under this Plan.  Distributions on account of the Allowed Prepetition Debt Claims and Allowed DIP Facility Claims will be made to the Prepetition Agents, the Prepetition Notes Indenture Trustee, and the DIP Facility Agent, respectively, and such agent or trustee will be, and will act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.  All distributions to Holders of Prepetition Debt Claims and DIP Facility Claims will be deemed completed when made by the Reorganized Debtors to the Prepetition Agents, the Prepetition Notes Indenture Trustee (or as directed by the Prepetition Notes Indenture Trustee), and the DIP Facility Agent, or as otherwise provided in this Plan, as applicable.  The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business.  No Distribution Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. The DIP Agent shall not have any liability to any person with respect to distributions made or directed to be made by the DIP Agent.

The distributions of New Common Stock and New Tranche B Senior Unsecured Notes to be made under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Debtors or Reorganized Debtors, as applicable, to the Prepetition Notes Indenture Trustee, which, subject to the right of the Prepetition Notes Indenture Trustee to assert its Prepetition Notes Indenture Trustee Charging Lien against such distributions, shall transmit (or cause to be transmitted) such distributions to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture or as set forth below.  Notwithstanding anything to the contrary in this Plan, the Prepetition Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, will be entitled to recognize and deal for all purposes under this Plan with Holders of the Prepetition Notes to the extent consistent with the policies or customary practices of DTC.  If such distributions cannot be made through the facilities of DTC, the Debtors or Reorganized Debtors, as applicable, shall implement procedures in consultation with the Prepetition Notes Indenture Trustee to make distributions with respect to the Prepetition Notes.  The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Stock and New Tranche B Senior Unsecured Notes to be distributed to Holders of the Prepetition Notes eligible for distribution through the facilities of DTC.  The distributions of Subscription Rights under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Voting and Claims Agent as provided in the Rights Offering Procedures.  The obligations of the Prepetition Notes Indenture Trustee under the Prepetition Notes Indentures, the Prepetition Notes, and this Plan shall be deemed fully satisfied upon DTC’s receipt of the distributions with respect to the Prepetition Notes.

The distributions of New Common Stock and New Warrants to be made under this Plan to Holders of Allowed Existing Common Stock shall be made by the Debtors or Reorganized Debtors, as applicable, and may include the distribution of that New Common Stock and New Warrants through the facilities of DTC.  The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Stock and New Warrants to be distributed to Holders of the Existing Common Stock eligible for distribution through the facilities of DTC.

D.                                    Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.                                      Record Date for Distributions

On the Distribution Record Date, the Claims Register (and the Debtors’ books and records with respect to the Holders of Equity Interests in Weatherford Parent) will be closed.  Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than DIP Facility Claims and Prepetition Debt Claims) or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than DIP Facility Claims and Prepetition Debt Claims) or Allowed Equity Interest who are Holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date.  The Reorganized Debtors or other applicable Distribution Agent will be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date will not apply to the DIP Facility Claims, Prepetition Debt Claims, or any securities of the Debtors deposited with DTC.

2.                                      Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, will make distributions to Holders of Allowed Claims and Allowed Equity Interests, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions will be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the DIP Credit Agreement and the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim will be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date and the address for each Holder of an Allowed Equity Interest will be deemed to be the address set forth in the Debtors’ books and records, or as may be held by the applicable transfer agent or similar such agency.

3.                                      Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent will be required to make distributions or payments of less than $100.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars, New Senior Unsecured Notes, or New Common Stock, in each case with respect to Impaired Claims or Impaired Equity Interests.  With respect to Impaired Claims and Impaired Equity Interests, whenever any payment or distribution of a fraction of a dollar, a fraction of a New Senior Unsecured Note in less than the denominational requirement, or a fraction of a share of New Common Stock under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction down to the nearest whole dollar, or minimum denomination of New Senior Unsecured Note, or share of New Common Stock  (and no Cash will be distributed in lieu of such fractional New Common Stock).  For the avoidance of doubt, DTC shall be considered a single holder for purposes of distributions.

No Distribution Agent will have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which will be treated as an undeliverable distribution under Article VII.D.4 below.

4.                                      Undeliverable Distributions

(a)                                 Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or an Allowed Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions will be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time all currently due but missed distributions will be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent).  Undeliverable distributions will remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable.  Undeliverable distributions will not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)                                 Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or an Allowed Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due will be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and will be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent.  In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim or Equity Interest will become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.  Any such Cash, Plan Securities, or other property will thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.  Nothing contained in this Plan will require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.

(c)                                  Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims or Allowed Equity Interests will be null and void if not negotiated within ninety (90) days after the issuance of such check.  Requests for reissuance of any check will be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued.  Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check will have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property.  In such case, any Cash held for payment on account of such Claims or Equity Interests will become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.  Any such Cash will thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.                                     Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent will comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder will be subject to any such withholding and reporting requirements.  Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors or other applicable Distribution Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All Persons holding Claims or Equity Interests will be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim or an Allowed Equity Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.E will be treated as if distributed to the Holder of the Allowed Claim.

F.                                     [Intentionally Omitted]

G.                                    Means of Cash Payment

Payments of Cash made pursuant to this Plan will be in U.S. dollars and will be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent.  Cash payments to foreign creditors may be made, at the option of the applicable Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  All Cash distributions to be made under this Plan to the DIP Agent on account of the DIP Facility Claims shall be made by wire transfer.

H.                                    Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim will receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims will be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof.  Except as otherwise provided herein, Holders of Claims will not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.                                         Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but will not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, will provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved.  In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims.  Neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.  Notwithstanding anything to the contrary herein, the Allowed DIP Facility Claims and the Allowed Prepetition Debt Claims and the distributions to be made pursuant hereto on account of such Claims will not be subject to set off by the Debtors or the Reorganized Debtors pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law and the Debtors and the Reorganized Debtors hereby waive any and all rights of set off against such Claims.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.                                     Resolution of Disputed Claims and Equity Interests

1.                                      Allowance of Claims and Equity Interests

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors will have and will retain any and all available rights and defenses that the Debtors had with respect to any Claim or Equity Interest, including, without limitation, the right to assert any objection to Claims and Equity Interests based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code.  The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or Disputed Equity Interest in the ordinary course of business in the manner and venue in which such Claim or Equity Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.                                      Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with the Ad Hoc Noteholder Committee), and after the Effective Date, the Reorganized Debtors, will have the authority to File objections to Claims and Equity Interests (other than those that are Allowed under this Plan, including the DIP Facility Claims) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims and Equity Interests, regardless of whether such Claims and Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision will not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim and Disputed Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court.  The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.                                      Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with the Ad Hoc Noteholder Committee), and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  The rights and objections of all parties are reserved in connection with any such estimation.

4.                                      No Filings of Proofs of Claim or Equity Interests

Except as otherwise provided in this Plan, including, without limitation Article VI.G, Holders of Claims or Equity Interests, including the Prepetition Notes Indenture Trustee with respect to the Prepetition Notes Indentures and the Prepetition Notes and the DIP Agent with respect to the DIP Facility Claims, will not be required to File a proof of Claim or proof of interest, and no parties should File a proof of Claim or proof of interest.  The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan.  Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors.  Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder.  If any such Holder of a Claim or an Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest.  The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders.  Nevertheless, the Debtors may, in their discretion and in consultation with the Ad Hoc Noteholder Committee, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto.  All such objections will be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

B.                                     No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature will be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until all objections to such Disputed Claim or Disputed Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Equity Interest is or becomes Allowed by Final Order; provided, that, notwithstanding the foregoing, payments or distributions under this Plan to Holders of Allowed Prepetition Notes Claims will be made in full on the Initial Distribution Date, regardless of whether such Holders hold any Disputed Claims.

C.                                    Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim and Disputed Equity Interest that has become Allowed during the preceding calendar quarter, and (b) on account of previously Allowed Claims and Allowed Equity Interests of property that would have been distributed to the Holders thereof on the dates distributions previously were made to Holders of Allowed Claims and Allowed Equity Interests in such Class had the Disputed Claims and Disputed Equity Interests that have become Allowed or disallowed been Allowed or disallowed, as applicable, on such dates.  Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.  For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Paragraph B of this Article VIII, any dividends or other distributions arising from property distributed to holders of Allowed Claims and Allowed Equity Interests in a Class and paid to such Holders under this Plan will also be paid, in the applicable amounts, to any Holder of a Disputed Claim and Disputed Equity Interest in such Class that becomes Allowed after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims and Allowed Equity Interests in such Class.

D.                                    Reserve for Disputed Claims and Disputed Equity Interests

The Debtors, the Reorganized Debtors, and the Distribution Agent may establish such appropriate reserves for Disputed Claims and Disputed Equity Interests in the applicable Class(es) as it determines necessary and appropriate, in each case with the consent of the Required Consenting Noteholders or as approved by order of the Bankruptcy Court.  Without limiting the foregoing, reserves (if any) for Disputed Claims and Disputed Equity Interests will equal, as applicable, an amount of property equal to 100% of distributions to which Holders of Disputed Claims and Disputed Equity Interests in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims and Disputed Equity Interests were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, will have the right to file a motion seeking to estimate any Disputed Claims or Disputed Equity Interest.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Confirmation of this Plan.

1.                                      This Plan and the Restructuring Documents are in form and substance acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and, to the extent required by the DIP Credit Agreement, in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders in the manner set forth in the DIP Facility Documents and otherwise consistent with the Restructuring Term Sheet and the Restructuring Support Agreement;

2.                                      The Confirmation Order has been entered by the Bankruptcy Court, and such order is in form and substance consistent in all respects with the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and, to the extent required by the DIP Credit Agreement, in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders in the manner set forth in the DIP Facility Documents; and

3.                                      The Restructuring Support Agreement is in full force and effect and has not been terminated in accordance with its terms.

B.                                     Conditions Precedent to Consummation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Consummation of this Plan.

1.                                      The Confirmation Order has become a Final Order and such order has not been amended, modified, vacated, stayed, or reversed;

2.                                      The Bankruptcy Court has entered one or more Final Orders (which may include the Confirmation Order), in form and substance acceptable to the Debtors and Required Consenting Noteholders, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3.                                      This Plan and the Restructuring Documents have not been amended or modified other than in a manner in form and substance consistent in all respects with the Restructuring Term Sheet, otherwise acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and, to the extent required by the Credit Agreement, in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders in the manner set forth in the DIP Facility Documents;

4.                                      The Restructuring Documents have been filed, tendered for delivery, and been effectuated or executed by all Entities party thereto (as appropriate), and in each case in full force and effect.  All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Credit Agreement and the New Senior Unsecured Notes Indentures, have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or will be satisfied concurrently with the occurrence of the Effective Date) and such agreements have closed or will close simultaneously with the effectiveness of this Plan;

5.                                      Any documents governing the New Tranche A Senior Unsecured Notes, which shall be in form and substance acceptable to the Debtors and the Backstop Parties, each in their sole discretion, and otherwise reasonably satisfactory to the Required Consenting Noteholders, have become effective or will become effective concurrently with effectiveness of this Plan and all conditions precedent to issuance of the New Tranche A Senior Unsecured Notes have been satisfied or waived;

6.                                      Any documents governing the New Tranche B Senior Unsecured Notes, which shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders, have become effective or will become effective concurrently with effectiveness of this Plan and all conditions precedent to issuance of the New Tranche B Senior Unsecured Notes have been satisfied or waived;

7.                                      All DIP Facility Claims have been indefeasibly paid in full in Cash, or will have been paid in full in Cash simultaneously with the effectiveness of this Plan, in accordance with the terms of the DIP Credit Agreement;

8.                                      The Debtors have received, or concurrently with the occurrence of the Effective Date will receive, $1,250,000,000 as contemplated in connection with the Backstop Commitment Agreement and the Rights Offering provided to the Prepetition Noteholders;

9.                                      Any Amended/New Corporate Governance Documents, which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion, have become effective or will become effective concurrently with the effectiveness of this Plan;

10.                               The Irish Scheme of Arrangement has been approved by the High Court of Ireland, or such other structure as is reasonably acceptable to the Required Consenting Noteholders, and to the extent required by the DIP Credit Agreement, the DIP Agent and the Required Lenders, and has become effective in accordance with its terms or will become effective concurrently with effectiveness of this Plan;

11.                               The appointment of provisional liquidators has been approved and the implementation of a scheme of arrangement in Bermuda under section 99 of the Companies Act 1981 of Bermuda has been sanctioned by the Bermuda court, or such other structure as is reasonably acceptable to the Required Consenting Noteholders, and to the extent required by the DIP Credit Agreement, the DIP Agent and the Required Lenders, and has become effective in accordance with its terms or will become effective concurrently with effectiveness of this Plan.

12.                               All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

13.                               All governmental approvals and consents, including Bankruptcy Court approval and Irish Takeover Panel approval, that are applicable and legally required for the consummation of this Plan have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and, to the extent applicable, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any foreign jurisdictions has expired;

14.                               The New Board has been selected in accordance with the Restructuring Support Agreement;

15.                               The Executive Arrangements, as defined in the Restructuring Support Agreement, relating to change in control and severance matters have been modified in a manner acceptable to the Required Consenting Noteholders;

16.                               The Restructuring Support Agreement is in full force and effect and has not been terminated in accordance with its terms;

17.                               The Professional Fee Claim Reserve has been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan;

18.                               The DIP Final Order is in full force and effect and there are no events of default existing and continuing thereunder or under the DIP Financing Documents; and

19.                               To the extent invoiced, all Ad Hoc Noteholder Committee Fees and Expenses and Prepetition Notes Indenture Trustee Fees and Expenses have been paid in full in Cash.

C.                                    Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, or, in the case of Article IX.B.15, B.19, and B.9, the Required Consenting Noteholders in their sole discretion, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan.  The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

D.                                    Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan will, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement will: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.                                     General

Pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.  As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.                                     Release of Claims and Causes of Action

1.                                      Release by the Debtors and their Estates.  Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, and the DIP Financing Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the DIP Financing Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court.  The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release.  Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Facility Loan Documents or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2.                                      Release By Third Parties.  Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, and the DIP Financing Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the DIP Financing Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; and/or (iii) any obligations of any Entity arising after the Effective Date under the Exit Facility Loan Documents or any document, instrument or agreement set forth in the Plan Supplement.  The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is:  (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

C.                                    Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party.  The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.                                    Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.  Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.                                     Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents, the DIP Financing Documents, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.  The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.  Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.                                     Preservation of Causes of Action

1.              Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases.  The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.              Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order).  In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.                                    Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED).  ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.                                    Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO

ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

I.                                         Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.                                       Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation.  Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.              allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.              grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment will not be subject to the approval of the Bankruptcy Court;

3.              resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.              resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.              ensure that distributions to Holders of Allowed Claims or Allowed Equity Interests are accomplished pursuant to the provisions of this Plan;

6.              decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors will reserve the right to commence actions in all appropriate forums and jurisdictions;

7.              enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.              resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person or Entity’s obligations incurred in connection with this Plan;

9.              hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.       issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.       enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12.       resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.       hear and determine all Litigation Claims;

14.       enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.       resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.       enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Loan Facility or the New Senior Unsecured Notes Indentures or any other contract or agreement binding on the Reorganized Debtors that contains provisions governing jurisdiction for litigation of disputes thereunder will be addressed in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                     Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), will be deemed to occur on the Effective Date.

B.                                     Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees payable pursuant to section 1930 (a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code to the extent necessary, shall be paid by each of the Debtors or the Reorganized Debtors (or the Distribution Agent on behalf of each of the Debtors or Reorganized Debtors), as applicable, for each quarter (including any fraction thereof) until the earliest to occur of the entry of (a) a final decree closing such Debtor’s Chapter 11 Case, (b) an order dismissing such Debtor’s Chapter 11 Case, or (c) an order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

The Reorganized Debtors will pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.                                    Statutory Committee

On the Effective Date, the current and former members of the Committee, if any, and their respective officers, employees, counsel, advisors and agents, will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee will dissolve; provided, however, that following the Effective Date, the Committee will continue in existence and have standing and a right to be heard for the limited purpose of pursuing claims and final fee applications filed pursuant to sections 330 and 331 of the Bankruptcy Code.  Following the completion of the

Committee’s remaining duties set forth above, the Committee will be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Entity.

D.                                    Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) will govern and control to the extent of such conflict.  In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order will govern and control to the extent of such conflict.

E.                                     Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and to the extent required by the DIP Credit Agreement, shall be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders in the manner set forth in the DIP Facility Documents, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, and to the extent required by the DIP Credit Agreement, shall be in form and substance satisfactory or reasonably satisfactory, as applicable, to the DIP Agent and the DIP Required Lenders in the manner set forth in the DIP Facility Documents, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.  A Holder of a Claim or Equity Interest that has accepted this Plan will be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

F.                                     Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors.  If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan will be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto will be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan will: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

G.                                    Successors and Assigns

This Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns.  The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.                                    Reservation of Rights

Except as expressly set forth herein, this Plan will have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated.  Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan will be or will be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

I.                                         Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities will, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

J.                                       Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.                                    Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Weatherford International plc

2000 St. James Place

Houston, Texas 77056

Fax: (713) 836-5032

Attn: Christina M. Ibrahim

Email: christina.ibrahim@weatherford.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:  George A. Davis and Keith A. Simon

Direct Dial:  (212) 906-1200

Fax:  (212) 751-4864

Email: george.davis@lw.com and keith.simon@lw.com

If to the Ad Hoc Noteholder Committee:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attn: Michael S Stamer, Meredith Lahaie
Direct Dial: (212) 872-1000
Fax: (212) 872-1002
Email: mstamer@akingump.com and mlahaie@akingump.com

and -

2001 K Street N.W.
Washington, DC 20006
Attn: Kate Doorley
Direct Dial: (202) 887-4592
Fax: (202) 887-4288
Email: kdoorley@akingump.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section.  Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.  Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.  The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

L.                                      Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents will not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order will direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment.  Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Stock or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

M.                                  Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan will be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.                                    Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.                                    Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.                                     No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Noteholders, and their respective professionals.  Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction will not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.                                    Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

R.                                     Closing of Chapter 11 Cases

The Reorganized Debtors will, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

S.                                      2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated:  June 28, 2019

Respectfully submitted,

WEATHERFORD INTERNATIONAL PLC AND ITS AFFILIATE DEBTORS

By:	/s/ Christoph Bausch
Title:	Executive Vice President and Chief Financial Officer